Exhibit 21.1
List of Subsidiaries
Greenidge Generation Holdings Inc.’s subsidiaries are listed below.

Name of Subsidiary	Jurisdiction of Formation
Greenidge Generation LLC	New York
Lockwood Hills LLC	New York
Greenidge Solar LLC	Delaware
Greenidge Pipeline LLC	Delaware
Greenidge Pipeline Properties Corporation	New York
Greenidge Markets and Trading LLC	Delaware
Greenidge Generation Blocker Inc.	Delaware
Greenidge Generation Holdings LLC	Delaware
Greenidge Secured Lending LLC	Delaware
Support.com, Inc.	Delaware
Greenidge Texas LLC	Delaware
GNY Collateral Holding LLC	Delaware
GNY Collateral LLC	Delaware
Greenidge British Columbia ULC	Canada
GTX Gen 1 LLC	Delaware
GTX Gen 1 Collateral Holding LLC	Delaware
GTX Gen 1 Collateral LLC	Delaware
GTX Dev 1 LLC	Delaware
Greenidge South Carolina LLC	Delaware
GSC Collateral Holding LLC	Delaware
GSC Collateral LLC	Delaware
GSC RE LLC	Delaware
GSC DemoCo LLC	Delaware
300 Jones Road LLC	Delaware
GGHI Inactive Holdings LLC	Delaware

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